Exhibit 10.22

McGraw-Hill Education Annual Incentive Plan

Purpose

Georgia Holdings, Inc., a Delaware corporation (the “Company”), hereby establishes and adopts this McGraw-Hill Education Annual Incentive Plan (the “Plan”) to provide annual cash incentive award opportunities to key employees of the Company and its affiliates (collectively, “MHE”), contingent upon meeting certain performance goals.

The Plan is a material component of MHE’s total rewards philosophy, and has been structured to facilitate the achievement of MHE’s mission to combine proven, research-based content with the best emerging digital technologies to guide assessment, teaching and learning in order to achieve the best possible outcome for students, instructors, and institutions in the US and globally. The purpose of the Plan is to provide the opportunity for financial incentives and rewards to eligible employees who, because of the extent of their responsibilities, can make significant contributions to MHE’s success. Specifically, the Plan is intended to:

•	Attract, motivate and retain professional and managerial talent of outstanding ability by providing cash incentive award opportunities to key employees on an annual basis

•	Foster a unified performance-driven culture focused upon MHE-wide results by aligning annual cash incentive award opportunities to a common set of key corporate performance metric(s) in order to maximize MHE’s overall performance as well as the performance of MHE’s various business levels, regions, departments and functional units (each a “Business Unit”)

•	Encourage individual and collective performance objectives towards the achievement of MHE’s overall strategic goals by enhancing MHE’s flexibility and responsibility to selectively differentiate performance goals and incentives among various Business Units and eligible participants in the Plan (“Participants”) and to reward exceptional performance

Administration of the Plan

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The Committee’s authority includes, but is not limited to, the following (in each case, subject to and consistent with the provisions of the Plan):

•	Review Plan provisions annually, and make modifications as the Committee deems appropriate

•	Establish, modify, or rescind rules, regulations, policies and practices for the administration of the Plan

•	Designate the criteria for eligibility for participation in the Plan

•	Establish and determine the target amount of the aggregate annual Plan incentive pool (the “Pool”) and the applicable performance objectives for the funding of the Pool for the Plan Year

•	Certify the degree of attainment of overall performance objectives for funding the aggregate Pool, and reduce or increase such funding as provided in the Plan

•	Review and approve the allocation of the Pool to Business Units recommended by the Chief Executive Officer of the Company (“CEO”)

•	Review and approve the determination of each Business Unit’s and/or Participant’s level of attainment of the applicable performance objectives for the Plan Year

•	Review and approve allocations under the Plan to Business Units and payments under the Plan to individual Participants consistent therewith

•	Review and approve exceptions to the Plan

•	Determine the timing of when amounts will be paid under the Plan

•	Delegate the Committee’s authority to one or more subcommittees and/or to one or more management committees, as the Committee deems appropriate, in its sole discretion, for the proper administration of the Plan

•	Construe and interpret the Plan to correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent that the Committee shall deem appropriate or advisable

•	Make any and all other determinations and take any other actions required under the terms of the Plan deemed necessary or desirable for, or arising in connection with, the administration of the Plan or the performance of the Committee’s responsibilities under the Plan

The Committee shall exercise final authority in the event of questions or interpretation of the terms and provisions of this Plan. The decisions of the Committee shall be final, conclusive and binding on all persons, including MHE and any Participant.

Plan Year

The Plan Year shall be aligned to the Company’s fiscal year, which is currently on a calendar-year basis from January 1 through December 31. The initial Plan Year is January 1, 2013 to December 31, 2013.

Eligibility

Participation in the Plan for any Plan Year is limited to those employees of MHE designated by the Committee, in accordance with the Plan, as eligible to participate in the Plan for such Plan Year. The eligibility criteria for participation in the Plan for any Plan Year shall be defined by the Committee and included in an Addendum to the plan for such Plan Year. Such eligibility criteria may include, but are not restricted to:

•	Employee level and status

•	Functional area and/or Business Unit

•	Geographic location / country of residency.

Generally, individuals who are engaged in direct sales activities or who are otherwise eligible to participate in another annual incentive plan will not be eligible to participate in the Plan. Except as otherwise determined by the Committee, this Plan shall not be used to supplement or replace amounts payable under other annual or other incentive plans of MHE.

In order to be eligible to participate in the Plan, employees must be actively employed by MHE as of November 1 of the Plan Year in question. An employee who is not eligible to participate based on level and status may, if promoted an eligible level no later than November 1 of the Plan Year, become eligible for participation for such Plan Year.

New hire employees shall be eligible to participate in the Plan for the Plan Year of hire if the hire date is on or prior to November 1 of the applicable Plan Year (it being understood that new hires who commence employment after the November 1 of the Plan Year of hire shall not be eligible to participate in the Plan for such Plan Year). Bonuses paid to such new hires and promotions are ultimately discretionary (unless otherwise dictated in the terms of a new hire contract) but may be subject to proration for service less than a full year if so determined by the Committee.

MHE Target Incentive Pool Determination

For each Plan Year, the Committee, in conjunction with the CEO and Chief Financial Officer (“CFO”) of the Company, shall determine the target amount of the aggregate Pool for the Plan Year in its sole discretion based on such factors as it deems appropriate or advisable, which factors may include, without limitation, any or all of the following:

•	A summation of the target opportunities of the eligible Participants and/or Business Units

•	The amount of the Pools funded in, and/or the target opportunities applicable to, prior Plan Years

•	A fixed dollar amount or an amount determined pursuant to an objective formula or standard

•	A percentage level of revenue, EBIT, free cash flow, EBITDA and/or other relevant financial performance metric or metrics, as determined to be appropriate in the sole discretion of the Committee

•	A benchmarking market assessment of competitive pay levels and incentive opportunities

•	General business conditions, retention needs and/or market conditions

•	Other business factors deemed necessary and appropriate by the Committee for the appropriate positioning, motivation, and rewarding of MHE strategic outcomes

The extent to which the Pool funds (or does not fund) for a Plan Year shall be based on MHE performance against one or more metrics selected by the Committee (the “MHE Metrics”) and described in writing in an addendum to the Plan for such Plan Year (an “Addendum”).

MHE Metrics may include, without limitation, revenues, EBIT, cash flow and/or EBITDA, Business Unit Metrics (as defined below), individual performance objectives (as describe below), or any other measure, in the Committee’s discretion. In addition, the MHE Metrics may be based upon the attainment of specified levels of performance under one or more of the measures described above relative to the performance of other corporations.

MHE Incentive Pool Funding

Based on actual achievement of the applicable MHE Metrics for the Plan Year, the Pool for such Plan Year will be funded in an amount between 0% and 200% of the target Pool amount, as determined by the Committee in its discretion, consistent with and subject to the terms of the Plan and the applicable Addendum. The determination of the achievement of MHE Metrics used for the Plan shall be made in a manner consistent with those reported in year-end operating results statements for MHE to its lenders as required under MHE’s lending agreement. Any adjustments to the applicable financial metrics which are approved by the Committee shall be applied to the Plan in determining the target Pool amount and the actual Pool funding amount. Except as otherwise provided in the Plan or an Addendum hereto, no other adjustments to reported operating results will be applied to the Plan in determining the target Pool amount and the actual Pool funding amount, except as otherwise determined by the Committee in its sole discretion.

Following the close of each Plan Year and prior to payment of any amounts for that Plan Year, the Committee will calculate and certify the level of MHE Metric achievement for that Plan Year (which certification may, in the discretion of the Committee, be subject to the Committee’s receipt of the audited financial statements for that Plan Year) and the corresponding Pool funding level in accordance with the Plan and any applicable Addendum.

Notwithstanding anything in the Plan or an applicable Addendum to the contrary and except as otherwise determined by the Board, the Committee may, in its sole discretion, determine to fund the Pool in an amount that is less than or greater than the amount of the Pool generated based on actual MHE performance, regardless of the degree of attainment of the MHE Metrics for the Plan Year.

Business Unit Incentive Pool Allocation

MHE performance with respect to the applicable MHE Metrics shall be measured from time to time throughout the Plan Year in order to forecast aggregate MHE performance relative to the applicable MHE Metrics for that Plan Year, and accordingly, to forecast the annual aggregate Pool funding level for that Plan Year.

Following the determination of the applicable MHE Metric for the Plan Year, and as year-to-date performance results and forecasts are measured during the Plan Year by the CFO or his designee (e.g., the Compensation Department), the forecasted Pool funding level shall be allocated for accrual purposes amongst, and communicated to the Presidents or Leaders of, the various Business Units based on an estimate of aggregate incentive targets, a pro rata portion of the overall MHE Pool accrual, and/or such other reasonable methodologies as determined by the CFO and approved by the CEO in his sole discretion, including, without limitation, any Business Unit performance metrics such as, but not limited to, revenue, EBIT, expenses, EBITDA, cash flow, and strategic directives and objectives to be achieved for the Plan Year by Business Units and function support areas (“Business Unit Metrics”); however, in no case shall any level of forecasted Pool accrual as of any date during the Plan Year represent, be construed as or otherwise be deemed to be a minimum, guarantee or final determination of the Business Unit’s allocation of the Pool for the Plan Year.

Following the close of each Plan Year and the Committee’s determination and certification of the MHE Metrics achieved for that Plan Year and the corresponding Pool amount, the final Pool shall be allocated among the Business Units. The CEO shall determine such allocations among the Business Units, subject to the review and approval of the Committee, in such persons’ sole discretion. In determining such allocation, the CEO and the Committee may consider various data points including, but not limited to:

•	Business Unit performance against the relevant Business Unit Metrics or other MHE Metrics, and/or other performance targets

•	The degree of attainment of Business Unit strategic objectives and its impact on the strategic objectives and overall performance and success of MHE

•	The degree of difficulty in achieving the applicable MHE Metrics and Business Unit performance targets

•	External business and economic conditions

•	Business performance relative to peer performance

•	Execution relative to key business intiatives

•	Labor market and talent management considerations

•	The number of Participants in each Business Unit (including actual and projected changes in Business Unit headcount)

•	The funding needed to provide “target” incentives in each business / department

•	Other considerations as deemed appropriate by the CEO and/or Committee in their sole discretion

No funding will be added to the Pool (or any Business Unit’s allocation thereof) during the Plan Year for new headcount additions beyond the approved headcount budget, without the express approval of the Committee. Incentive payments to new hires, and any incentive guarantees made to current and new hire employees, must be made within the constraints of the awarded Pool for the applicable Business Unit. As a result, the impact of new hires and guarantees on the funded pool must be carefully considered in order to not limit or otherwise impact the allocable Pool available for discretionary awards to other Participants. In the event that the Pool for the applicable Business Unit does not fund in an amount sufficient to cover guarantees and other Plan commitments, any legally binding guaranteed incentive payment amounts will be paid from the operating proceeds and/or expense budget of the applicable Business Unit.

Allocation of Business Unit Incentive Pool Among Participants

Allocation of each Business Unit’s actual Pool for a Plan Year among eligible Participants in such Business Unit shall be based upon the recommendations of the Participants’ managers. In making individual award recommendations, managers may consider a variety of quantitative and qualitative criteria, including but not limited to:

•	The individual’s performance against objectives developed and measured through the MHE Performance Management Process

•	The individual’s contribution to key strategic initiatives of the Business Unit and/or MHE overall

•	The individual’s performance and contribution relative to others on their team

•	The individual’s pay relative to others and relative to competitive levels

•	The department’s allocated portion of the aggregate Pool

•	Any award guidelines or policies developed by Committee, the CEO or any management compensation committee

Manager recommendations will be reviewed and approved by the President or Leader of each Business Unit. All allocations from the Pool are subject to the approval of the CEO and the Committee. Allocations to members of the Senior Leadership Team and/or other key Leadership Team members will be based on the recommendation of the CEO and subject to the review and approval of the Committee.

Notwithstanding any recommendation of management, a Participant who receives an overall performance rating of “Requires Improvement” for a Plan Year will not be eligible to receive an incentive payment under the Plan for that Plan Year, unless otherwise approved by the Committee.

There is no cap on an individual Participant’s actual payment with respect to any Plan Year, subject to the confines of the actual Pool allocated to the Participant’s Business Unit, unless designated in adminstrative guidelines for such Plan Year. Additionally, specific guidelines for approval requirements may be specified by the Committee and/or the CEO or management committee prior to payment of any Plan amounts.

Disability, Leave of Absence and Partial Work Schedule

From time to time, a Participant may have taken a leave due to disability or for some other authorized reason, or may have worked under an approved partial work week schedule for some or all of the Plan Year. In considering such a Participant’s payment, if any, under the Plan, such Participant’s performance and achievement relative to his or her objectives should be considered. In the event that a Participant’s objectives were developed under the assumption of a full-year work schedule, and the Participant is able to achieve his or her objectives in the time frame worked excluding the period of absence, an award under the Plan determined accordingly and should not reflect a pro rata portion for time worked.

In the event that the Participant is not able to achieve all of his or her objectives and/or it becomes necessary to reassign the duties of the Participant to other active employees, then the incentive award should be adjusted to reflect the period of time in which the Participant was an active employee.

When a Participant is on a reduced workweek schedule (e.g., three days per week), it is to be assumed that his or her performance objectives were developed in tandem with the reduced work week, and the incentive award for the Participant shall be adjusted accordingly.

In the event that a Participant who has taken leave or who has worked on an approved partial work week schedule during the Plan Year is awarded an incentive payment under the Plan, such Participant’s incentive payment shall be paid at the same time incentive payments under the Plan are paid to employees, generally.

Plan Payments

Incentive payments payable under the Plan with respect to a particular Plan Year shall be distributed to Participants no later than March 15 in the calendar year following the Plan Year to which such payments relate, subject to the Committee’s certification of the level of MHE Metric achievement for that Plan Year in accordance with the terms under “MHE Incentive Pool Funding” above. The overall pool shall be calculated in U.S. dollars; however, individual payments will be made in local currency via the appropriate local payroll based on the exchange rates in effect on or about the date of payment.

Termination of Employment

Except as otherwise provided in the Plan, to receive an incentive payment under the Plan, each Participant must be an active employee of MHE on the date of payment.

In the event an eligible Participant is terminated by MHE for Cause (as defined below), prior to the payment of any amount under the Plan, he or she shall forfeit, and shall not receive, a payment under this Plan.

In the event an eligible Participant voluntarily resigns his or her employment with MHE prior to the payment of any amount under the Plan, then except as otherwise determined by the Committee in its sole discretion (taking into account the recommendations of the Particpant’s manager and the CEO), such Participant shall forfeit, and shall not receive, a payment under this Plan.

If a Participant is terminated by MHE other than for Cause, the CEO and the Committee in their sole discretion may approve a payment to such Participant upon a recommendation by the Head of Human Resources. Any such discretionary payment shall be subject to any applicable guidelines or policies (including any applicable Addendum to the Plan) with respect to terminated Participants in the Plan.

Amounts payable to a terminated Participant under the Plan (if any) shall be payable following the end of the Plan Year, at the same time incentive payments are paid to actively employed Participants generally, and contingent upon and subject to the Participant’s timely execution and delivery to the Company, without revocation, of a general release of claims against the Company, MHE and their respective subsidiaries, affiliates, directors, employees and related persons, in a form provided by the Company.

As used in the Plan, “Cause,” with respect to each Participant, has the meaning set forth in (i) the then-current employment (or similar) agreement entered into by and between such Participant and MHE, if any, that is in effect as of the date of the Participant’s termination of employment; (ii) in the absence of any such employment (or similar) agreement, the MHE severance plan covering such Participant, if the Participant is a participant in an MHE severance plan as of the date of the Participant’s termination of employment; or (iii) in the absence of any such employment (or similar) agreement or participation in an MHE severance plan, a finding by MHE of: (A) the Participant’s gross negligence or willful misconduct, or willful failure to attempt in good faith to substantially perform his or her duties (other than due to physical or mental illness or incapacity), (B) the Participant’s conviction of, or plea of guilty or nolo contendere to, or confession to, (1) a misdemeanor involving moral turpitude or (2) a felony (or the equivalent of a misdemeanor involving moral turpitude or felony in a jurisdiction other than the United States), (C) the Participant’s knowing and willful violation of any written MHE policies that the Committee determines is detrimental to the best interests of MHE, (D) the Participant’s fraud or misappropriation, embezzlement or material misuse of funds or property belonging to MHE, (E) the Participant’s use of alcohol or drugs that materially interferes with the performance of his or her duties, or (F) willful or reckless misconduct in respect of the Participant’s obligations to MHE or other acts of misconduct by the Participant occurring during the course of the Participant’s employment, which in either case results in or could reasonably be expected to result in material damage to the property, business or reputation of MHE.

Adjustments; Change in Control

In the event of any extraordinary, unusual, nonrecurring or similar events during a Plan Year (including, without limitation, a sale, acquisition or disposition, merger, consolidation, spin-off, combination, recapitalization, reorganization, or other similar transactions or events) or any change in applicable laws, regulations or accounting principles or standards impacting the Company, MHE and/or Business Unit results for a Plan Year, the Committee may make such adjustments in the terms and conditions of, and the criteria included in, the Plan (including, without limitation, the acceleration of the timing of payment or an adjustment of the MHE Metrics, performance goals, targets and/or measures applicable for purposes of Pool funding or payout for the Plan Year), in each case, as it may determine appropriate and equitable. The manner of any such equitable adjustment shall be determined in the sole discretion of the Committee.

Miscellaneous

Limitation of Liability: Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of MHE or any of its affiliates, MHE’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by MHE to assist in the administration of the Plan. To the fullest extent permitted by applicable law, no member of the Committee, nor any officer or employee of MHE acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of MHE acting on its behalf shall, to the extent permitted by law and MHE’s corporate governance documents, be fully indemnified and protected by MHE with respect to any such action, determination or interpretation.

Amendment and Termination of the Plan: The Committee may at any time alter, amend, suspend or terminate the Plan, including during a Plan Year. No such amendment, suspension or termination shall adversely affect any amounts previously paid under the Plan to a Participant. Neither the Company nor any other MHE entity has any obligation to continue the Plan or to offer an annual bonus plan in any future year.

Right of Discharge Reserved; Claims to Payments: Nothing in the Plan nor the payment of an incentive award hereunder shall confer upon any Participant the right to continue in the employment of MHE or affect any right that MHE may have to termination the employment of (or to demote or to exclude from future payments under the Plan) any such Participant at any time for any reason. No Participant shall have any claim to be paid any amount under the Plan.

Misconduct of Participant. Notwithstanding anything to the contrary in the Plan, the Committee, in its sole discretion, may by Addendum, resolution or otherwise, establish procedures or policies providing for the forfeiture or cancellation of any amounts payable, or the repayment of amounts previously paid, in each case to be applied if the Participant engages in conduct detrimental to MHE. For purposes of the Plan, conduct detrimental to MHE shall include a Participant’s breach of any restrictive covenants on competition, solicitation of employees or clients, or confidential information, and may include, without limitation, conduct that the Committee in its sole discretion determines (i) to be injurious or prejudicial to any interest of MHE, or (ii) to otherwise violate a policy, procedure or rule applicable to the Participant with respect to MHE, or if the Participant’s employment with MHE is terminated for Cause. Notwithstanding any of the foregoing to the contrary, MHE shall retain the right to bring an action at equity or law to enjoin Participant’s misconduct and recover damages resulting from such misconduct.

Successors: The obligations of the Company or any other MHE entity under the Plan shall be binding upon any successor corporation or organization (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the entity.

Non-Alienation: No payment under the Plan, nor any other right or benefit under the Plan, shall be subject to alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to alienate, sell, assign, pledge, encumber and, to the extent permitted by applicable law, garnish, execute upon or levy upon the same, shall be void and shall not be recognized or given effect by MHE.

Unfunded Plan: The Plan shall be funded from the general assets of MHE as and when payments become due under the Plan; provided, that each of the MHE entities that has employees who are eligible to participate in the Plan shall be liable for (and shall only be liable for), the incentive payments under the Plan payable to their respective employees and not to other Participants. Participants do not have any right or interest, whether vested or otherwise, in the Plan or in any amount payable under the Plan until payment thereof and unless all of the terms, conditions and provisions of the Plan have been complied with. Nothing contained in the Plan shall require the Company or any other MHE entity to segregate or earmark any cash, shares of stock or other property for payment of amounts under the Plan.

Governing Law: The Plan and all determinations made and actions taken thereunder shall be governed by the laws of the State of New York.

Taxes: The Company shall have the right to make, or cause to be made, such provisions as it deems necessary or appropriate to satisfy any obligations it may have under law to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan. Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with or be exempt from Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Any adjustments made pursuant to this Plan shall be determined in a manner consistent with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent so required.

McGraw-Hill Education Annual Incentive Plan

2013 Plan Year Addendum

Plan Year 2013.

The following performance metrics shall govern the Annual Incentive Plan for Plan Year 2013, as defined by the period of time from January 1, 2013 through December 31, 2013.

Eligible Participants

All regular, full-time United States employees in a non-sales bonus plan in grades 18 and up. In most cases, those below grade 18, or in a sales bonus plan, will not be eligible to participate in the Plan for the 2013 Plan Year. On an exceptional basis, employees below grade 18 and /or employees outside the United States may be deemed eligible to participate.

MHE Metrics

•	For the 2013 Plan Year, the Committee has set the MHE target EBITDA level at $452 million.

•	In order to fund at 100% of the target MHE Pool amount, the MHE target EBITDA level must be achieved.

•	If less than 90% of the MHE target EBITDA level, or $406.8 million, is achieved, the MHE pool shall not be funded and no Plan payments will be made to any Participants. The Committee nonetheless reserves the right to request (but may not require) a funding variance from the Board.

•	At 90% achievement of the MHE target EBITDA level, the MHE Pool shall be funded in an amount up to 75% of target Pool amount.

•	At performance between 90% and 100% of the MHE target EBITDA level, the MHE Pool shall fund on a pro rata basis between 75% and 100% of target Pool amount using linear interpolation.

•	For performance between 100% and 110% of the target MHE EBITDA level, the MHE Pool shall fund on a pro rata basis between 100% and 200% of target Pool amount using linear interpolation.

•	In no case shall the MHE Pool be funded in an amount in excess of 200% of target Pool amount, unless otherwise approved by the Committee.

Notwithstanding anything in the Plan or this Addendum to the contrary, the Committee may, in its sole discretion, determine to fund the Pool in an amount that is less than or greater than the Pool funding amounts set forth above, regardless of the degree of attainment of the EBITA target level for the Plan Year.